EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cascade Financial Corporation:

We consent to incorporation by reference in the registration statement dated July 10, 1995 on Form S-8 and in the registration statements (No. 333-32272 and No. 333-97929) on Form S-8 of Cascade Financial Corporation of our report dated February 20, 2004 relating to the consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2003, which report is incorporated by reference into Cascade Financial Corporation’s 2005 Annual Report on Form 10-K from Cascade Financial Corporation’s 2005 Annual Report to Stockholders.

/s/ KPMG LLP

Seattle, Washington
March 13, 2006